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Exhibit 99.1

        January 22, 2003

TETRA TECH REPORTS FIRST QUARTER 2003 RESULTS

Exceeds diluted earnings per share and net revenue guidance

        Pasadena,California.    Tetra Tech, Inc. (NASDAQ: TTEK) today announced first quarter results for fiscal year 2003. Gross revenue for the quarter ended December 29, 2002 was $233.1 million, down 7.9% from gross revenue of $253.0 million for the same quarter last year. Net revenue for the quarter was $181.0 million, down 2.1% from $184.9 million a year ago. Income from operations for the quarter was $17.1 million, or 17.7% less than the $20.8 million for last year's first quarter. Net income for the quarter was $9.1 million, down 19.4% from $11.3 million a year ago. Diluted earnings per share was 17 cents compared to 21 cents for the previous year, a 19.0% decrease.

        For the first quarter of fiscal 2003, guidance was diluted earnings per share of 16 cents, and net revenue of $170 million to $180 million. On September 30, 2002, the Company adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets." As a result, the Company discontinued amortizing its goodwill.

Summary of Financial Results

	First Quarter Ended
	Dec. 29, 2002	Dec. 30, 2001
Gross Revenue	$233,080,000	$253,028,000
Net Revenue	180,982,000	184,889,000
Income from Operations	17,123,000	20,801,000
Net Income	9,139,000	11,343,000
EPS—Basic	0.17	0.22
EPS—Diluted	0.17	0.21
Basic Shares Outstanding	53,286,000	52,351,000
Diluted Shares Outstanding	55,005,000	55,233,000

Business Outlook

        The following statements are based on current expectations. These statements are forward-looking and the actual results could differ materially. These statements do not include the potential impact of material corporate transactions that may be completed after the date of this release. The Business Outlook section should be read in conjunction with the information on "Forward-Looking Statements" at the end of this release.

        Tetra Tech's fiscal year 2003 guidance remains unchanged. Tetra Tech expects diluted earnings per share for the second quarter of 2003 to be approximately 20 cents. Net revenue for that quarter is expected to range from $187 million to $200 million.

        Tetra Tech (www.tetratech.com) is a leading provider of consulting, engineering and technical services. With more than 7,000 associates located in the United States and internationally, the Company supports commercial and government clients in the areas of resource management and infrastructure. Tetra Tech's services include research and development, applied science and technology, engineering design, construction management, and operations and maintenance.

        Investors will have the opportunity to access a live audio-visual webcast concerning the first quarter results through a link posted on the Company's web site at www.tetratech.com on January 23, 2003 at 8:00 a.m. (PT)

        CONTACT: Li-San Hwang, CEO or Mike Bieber, Investor Relations (626) 351-4664

        This news release contains various "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning Tetra Tech's fiscal 2003 financial and business prospects. The statements, which represent Tetra Tech's expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements. These include risks associated with its acquisition strategy; fluctuations in its quarterly operating results and stock price; the impact of downturns in the financial markets on its clients; management of its growth strategy; credit risks associated with commercial clients; the consolidation of its client base; loss of key personnel or its inability to attract and retain qualified personnel; changes in existing laws and regulations; concentration of revenues from agencies of the Federal government and reductions in spending by these agencies; audit of its contracts with governmental agencies; losses under fixed-price contracts or termination of contracts at the client's discretion; backlog cancellation or adjustment; inability to find qualified subcontractors; competition in its industry; risks of professional and other liabilities; conflict of interest issues; foreign currency fluctuations; and other uncertainties or risks reported from time to time in Tetra Tech's reports to the Securities and Exchange Commission, including those under the heading "Risk Factors" in its Form 10-K for the fiscal year ended September 29, 2002. Tetra Tech undertakes no duty to update the Forward-Looking Statements.

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TETRA TECH REPORTS FIRST QUARTER 2003 RESULTS